                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT





                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                              October 24, 1997



                      FIRST PLACE FINANCIAL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           New Mexico                     0-25956                85-0317365
-------------------------------         ------------         -------------------
(State or other jurisdiction of         (Commission           (I.R.S. Employer
 incorporation or organization)         file number)         Identification No.)


100 East Broadway, Farmington, New Mexico                          87401
--------------------------------------------------------------------------------
Address of principal executive offices                            Zip Code


Registrant's telephone number, including area code: (505) 324-9500
                                                    --------------

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ITEM 5.  OTHER EVENTS
         ------------

         News release dated October 24, 1997, announcing the Company's third quarter 1997 earnings.

         Shareholder letter dated November 3, 1997, announcing earnings and quarterly dividend.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS
         ---------------------------------

         (c) EXHIBITS

         News release from First Place Financial Corporation dated October 24, 1997

         Shareholder letter from First Place Financial Corporation dated November 3, 1997.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         FIRST PLACE FINANCIAL CORPORATION
                                       -------------------------------------
                                                   (Registrant)


Date: October 31, 1997                 James D. Rose
      ----------------                 -------------------------------------
                                       President and Chief Operating Officer

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[LOGO]

                                  NEWS RELEASE
                                  ------------

DATE:      October 24, 1997

CONTACT:   James D. Rose, President

TELEPHONE: (505) 324-9542


                       FIRST PLACE FINANCIAL CORPORATION


FARMINGTON, NEW MEXICO -- Richard I. Ledbetter, chief executive officer of First Place Financial Corporation, announced today that First Place Financial Corporation had net income of $2,097,000 for the three months ending September 30, 1997. Net income for the same period last year was $2,112,000.

     Year-to-date net income for 1997 was $6,799,000 as compared to $7,052,000 last year. Net interest income for the nine-month period increased $988,000, or 4.6%, over the same period last year. The increase in net interest income was the result of a $4,726,000 increase in interest income and a $3,738,000 increase in interest expense.

     Offsetting the increased net interest income were increases in the provision for loan losses ($485,000), salaries and employee benefits ($584,000), occupancy ($161,000), and other operating expenses ($771,000). These increases were offset somewhat by a $903,000 decrease in income taxes. Other income decreased by $143,000.

     Total assets at September 30, 1997 were $864,339,000, an increase of $100,842,000, or 13.2%, over the same date last year. Total loans of $487,561,000 were $28,580,000, or 6.2%, higher than last year.





           POST OFFICE BOX 4540 - FARMINGTON, NEW MEXICO 87499-4540

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     Stockholders' equity at September 30, 1997 was $70,677,000, an increase of $8,372,000, or 13.4%, over the prior year.

     Farmington-based First Place Financial Corporation owns First National Bank of Farmington, Western Bank, Gallup, New Mexico, and Burns National Bank of Durango, Colorado, and is the largest bank holding company headquartered in New Mexico. First Place stock, which was recently traded in the $70 - $72 range, is quoted on the NASDAQ Bulletin Board under the symbol FPLF.

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[LOGO]



                               November 3, 1997


Dear Shareholder:

    We are pleased to report that at their September meeting, the Board of Directors declared a regular quarterly dividend of $.35 per share, payable November 3, 1997 to shareholders of record as of September 17, 1997.

    The company continues to experience good growth. Total assets at September 30, 1997 were $864.3 million as compared to $763.5 million at September 30, 1996, an increase of $100.8 million, or 13.2 percent. Total loans were $487.6 million, an increase of $28.6 million, or 6.2 percent, over the year earlier period. Total stockholders' equity at September 30, 1997 was $70.7 million.

    Although net interest income for the nine-month period ending September 30, 1997 was $1.0 million higher than for the same period last year, net income for the period was $6.8 million versus $7.1 million last year. This decrease was primarily attributable to a $485,000 increase in the provision for loan losses, an increase of $584,000 in salaries and employee benefits, and a $771,000 increase in other operating expenses, offset somewhat by a
$903,000 decrease in income taxes.   Net income for the quarter ending
September 30, 1997 was $2.1 million, the same as for the same quarter last year.

    Our Western Bank, Gallup subsidiary recently achieved a milestone when it surpassed $50 million in total assets. Western had total assets of $31.1 million when it was acquired on August 31, 1995. Congratulations to president John Dowling and his hard-working staff!

    First Place Financial Corporation stock has recently traded in the $70 -$72 range. Buy or sell orders can be placed with your broker or Steve Ray, the PrimeVest representative located in the Main Office of First National Bank of Farmington. Steve's phone number is (505) 324-9541. The stock is quoted on the NASDAQ Bulletin Board under the symbol "FPLF".

    We appreciate your continued support and encourage each of you to recommend us to your friends and associates.





Robert S. Culpepper            Richard I. Ledbetter             James D. Rose
Chairman of the Board          Chief Executive Officer          President



           POST OFFICE BOX 4540 - FARMINGTON, NEW MEXICO 87499-4540